Exhibit 5.1

November 24, 2009

Washington Banking Company

450 SW Bayshore Drive

Oak Harbor, Washington 98277

Re:	Legality Opinion Regarding Validity of Securities Offered

Ladies and Gentlemen:

We have acted as counsel to Washington Banking Company, a Washington corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of the offer and sale of up to 5,750,000 shares of the Company’s common stock, no par value per share (the “Shares”), which includes up to 750,000 shares of the Company’s common stock that may be issued upon exercise of an option granted to the Underwriters (as defined below) to purchase additional shares of the Company’s common stock to cover over-allotments, if any, pursuant to the terms of an Underwriting Agreement dated November 24, 2009 (the “Underwriting Agreement”), by and between the Company and RBC Capital Markets Corporation, as representative of the Underwriters named in Schedule I thereto (collectively, the “Underwriters”). The Shares are being offered and sold under a registration statement on Form S-3 filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act on September 4, 2009 (File No. 333-161738) (the “Registration Statement”), which Registration Statement includes a base prospectus dated September 4, 2009 (the “Base Prospectus”), and a prospectus supplement dated November 24, 2009 (the “Prospectus Supplement,” and together with the Base Prospectus, the “Prospectus”).

In connection with our opinion, we have examined originals, or copies, certified or otherwise identified to our satisfaction, of the Underwriting Agreement, the Registration Statement, the Prospectus, the Company’s form of common stock certificate, the Company’s Amended and Restated Articles of Incorporation, the Company’s Amended and Restated Bylaws and excerpts of minutes of meetings or consent actions in lieu of meetings of the Board of Directors or committees of the Board of Directors of the Company. We have also received from officers of the Company certain other documents, corporate records, certificates and representations concerning factual matters. We have reviewed such other documents and certificates, made such inquiries of public officials, and made such review of laws as we consider necessary for purposes of this opinion. We have relied as to matters of fact upon the above documents and investigation.

We have assumed without investigation the genuineness of all signatures, the legal capacity of natural persons, the authenticity, accuracy and completeness of all documents submitted to us as originals, the conformity to authentic and complete original documents of all documents submitted to us as certified, conformed or photostatic copies.

Based on the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that the Shares have been duly authorized and, upon issuance and delivery against payment therefor in accordance with the terms of the Underwriting Agreement and the Prospectus, will be validly issued, fully paid and nonassessable.

November 24, 2009

We are licensed to practice law in the State of Washington and in rendering the opinion set forth herein, we express no opinion as to the laws of any other jurisdiction other than the laws of the State of Washington, as currently in effect. This opinion is limited to the facts bearing on this opinion as they exist on the date of this letter. We disclaim any obligation to review or supplement this opinion or to advise you of any changes in the circumstances, laws or events that may occur after this date or otherwise update this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name under the heading “Legal Matters” in the Prospectus included therein. In giving our consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder. The opinions expressed herein are matters of professional judgment and are not a guarantee of result.

Very truly yours,

ROBERTS KAPLAN LLP